UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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MYERS INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

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1293 South Main Street — Akron, Ohio 44301

March 20, 2007

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, April 27, 2007, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

At the Annual Meeting you will be asked to elect nine directors and ratify the appointment of KPMG LLP as our independent registered public accounting firm. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and the other proposal.

The proposals discussed in the Proxy Statement are very important to the shareholders and the Company, and we hope that you will be able to personally attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, I urge you to complete and return the enclosed proxy card as soon as possible.

Sincerely,

John C. Orr
President and Chief Executive Officer

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_ _

To Be Held Friday, April 27, 2007

The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on Friday, April 27, 2007 at 9:00 A.M. (local time), for the following purposes:

1.	To elect nine Directors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007; and

3.	To consider such other business if properly brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 9, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. To be sure that your shares are properly represented at the meeting, whether you intend to attend the meeting in person, please complete and return the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Donald A. Merril
Chief Financial Officer, Vice President
and Corporate Secretary

Akron, Ohio
March 20, 2007

THE 2006 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Matters Related to the Proxy Statement

Meeting Time and Applicable Dates.  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Friday, April 27, 2007, at 9:00 A.M. (local time), and at any adjournment thereof. The close of business on March 9, 2007, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Outstanding Shares and Quorum.  On the record date, Myers had outstanding approximately 35,110,203 shares of common stock, without par value (“Common Stock”), each of which is entitled to one vote. For information concerning our “Principal Shareholders”, see the section headed “Security Ownership of Certain Beneficial Owners and Management,” below. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they are signed but otherwise unmarked, or marked “Abstain,” “Against” or “Withhold Authority.”

Votes Required.  For Proposal No. 1 the election of directors, if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors. Proposal No. 2, to ratify the appointment of the independent registered public accounting firm, is a non-binding proposal, but its approval requires the affirmative vote of a majority of the shares of Common Stock. Abstentions and broker non-votes will have no effect. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and our shareholders.

Proxy Instructions.  All shares of Common Stock represented by properly executed proxies which are returned and not revoked, will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board’s nominees for director and FOR the ratification of the appointment of KPMG LLP, and in accordance with the proxy-holder’s best judgment as to any other matters, if any, which may be properly raised at the Annual Meeting.

Proxy Revocation and Voting in Person.  A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Corporate Secretary of the Company, executing and delivering to the Corporate Secretary of the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

Voting Confidentiality.  Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Inspector of Election.  The inspector of election for the meeting shall determine the number of votes cast by holders of Common Stock for all matters. The Board has appointed National City Bank as the Inspector of Election. Voting results will be announced at the meeting. Voting results will also be published in our Quarterly Report on Form 10-Q for the second fiscal quarter of 2007, which will be filed with the Securities and Exchange Commission (the “SEC”).

Address of Company.  The mailing address of the principal executive offices of the Company is 1293 South Main Street, Akron, Ohio 44301.

Mailing Date.  This Proxy Statement, together with the related proxy card and our 2006 Annual Report to Shareholders, is being mailed to our shareholders on or about March 26, 2007.

Trademark.  Myers Industries, Inc.® is a registered trademark of the Company.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies.

The members of the Corporate Governance and Nominating Committee have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company, with the exception of Robert A. Stefanko. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Principal Occupation for Past Five Years and Other Information

Keith A. Brown	55	President of Chimera Corporation, Westlake, Ohio, a management holding company; and Director of US Gypsum Corporation (NYSE), Chicago, Illinois, a manufacturer of gypsum paneling products. Served as Director since 1997.
Vincent C. Byrd	52	Senior Vice President, Consumer Market, The J. M. Smucker Company (‘‘J. M. Smucker”) (NYSE), Orrville, Ohio; Director of J. M. Smucker; formerly Vice President and General Manager, Consumer Market, of J. M. Smucker; Director of Spangler Candy Company, Bryan, Ohio, a manufacturer of confectionery products. Served as a Director since 2006.
Richard P. Johnston	76	Chairman of the Board of Royal Associates, Inc., Jackson Hole, Wyoming; formerly served as Founder and Director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment. Served as Director since 1992.
Edward W. Kissel	65	President and Managing Partner of Kissel Group Ltd., Akron, Ohio, a holding company with interests in property, consulting and mold manufacturing; Managing Director of Kane & Co., Los Angeles, California, an investment banking firm; Director of Smithers Scientific Services, Inc., Akron, Ohio, a provider of testing services for materials; formerly President, Chief Operating Officer and Director of OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; formerly Director of Weda Bay Minerals, Inc. (Toronto Stock Exchange) Toronto, Canada, a mineral exploration company. Served as Director since 2000.
Stephen E. Myers	63	Formerly, Chairman and Chief Executive Officer of the Company; and currently Chairman of the Board and Director of the Company; and Director, Reko International Group, Inc. (Toronto Stock Exchange), Oldcastle, Ontario, Canada, a manufacturer of tooling and machinery. Served as Director since 1972.
John C. Orr	56	President and Chief Executive Officer of the Company; formerly President and Chief Operating Officer of the Company; formerly General Manager of Buckhorn, Inc., a subsidiary of the Company; formerly Vice President of Manufacturing — North American Tire Division, The Goodyear Tire and Rubber Company. Served as Director since 2005.

Name	Age	Principal Occupation for Past Five Years and Other Information

Richard L. Osborne	69	Professor of Management Practice, formerly Executive Dean, Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio; Director of New Horizons Worldwide, Inc. (NASDAQ), Santa Ana, California, an operator and franchiser of computer training services; Director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company; and formerly Director of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions. Served as Director since 1978.
Jon H. Outcalt	70	Chairman, Federal Process Corp., Cleveland, Ohio, a manufacturer and distributor of industrial products; formerly Chairman of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions; Chairman and Chief Executive Officer of Aberdeen Group, Inc., Beachwood, Ohio, an investment holding and management company; Director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company. Served as Director since 1984.
Robert A. Stefanko	64	Director of OMNOVA Solutions, Inc. (NYSE) an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces; a member of the Audit Committee of OMNOVA Solutions; formerly Chairman of the Board and Executive Vice President of Finance & Administration of A. Schulman, Inc., an international supplier of plastic compounds and resins; formerly with Price Waterhouse and a Director of The Davey Tree Expert Company, Kent, Ohio.

Each of the forgoing nominees were recommended by the Corporate Governance and Nominating Committee. There are, and during the past five years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of Myers to act in such capacity or concerning his integrity. There are no family relationships among any of the directors and executive officers.

Karl S. Hay, who has been our director since 1969, is retiring from the Board as of the date of our annual meeting. We would like to thank Mr. Hay for his many years of service to us.

The Board recommends that you vote “FOR” each nominee.

Director Independence.  The Board has determined that each of the following directors and nominees are “independent” and that each of these nominees has no material relationship with us which would impact upon their independence: Keith A. Brown, Vincent C. Byrd, Karl S. Hay, Richard P. Johnston, Edward W. Kissel, Richard L. Osborne, Jon H. Outcalt and Robert A. Stefanko. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy adopted by the Board on April 20, 2004 and the corporate governance listing standards of the New York Stock Exchange. In connection with the Board’s determination regarding the independence of each non-management director the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular the Board considered the relationship between A. Schulman, Inc. (“A. Schulman”) and the Company in connection with its independence determination of Robert A. Stefanko and concluded that Mr. Stefanko met the independence requirements. Mr. Stefanko was an officer and director of A. Schulman until April 17, 2006, when he resigned both positions, but remained on as an employee until October 31, 2006. Mr. Stefanko was then, and is now, a stockholder of A. Schulman, holding less than 1% of A. Schulman’s shares of stock. In fiscal 2006, we purchased, in arm’s-length transactions, $482,000 of materials from A. Schulman during the ordinary course of operations, which is less than 1% of the annual revenues of both companies. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee were determined to be independent as above, and in addition, the Board determined that the members of the Audit Committee are also independent as defined in the SEC regulations.

Committees of the Board.  The Board of Directors of Myers has three standing committees, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, whose members were appointed in April 2006 following the Annual Meeting.

Audit Committee.  The Audit Committee is currently composed of four independent directors, Keith A. Brown, Chairman and Presiding Director, Vincent C. Byrd, Karl S. Hay, and Jon H. Outcalt. The functions of this Committee, which met ten times in 2006, are to engage the independent registered public accounting firm, approve all audit and related engagements (audit and non-audit), review the results of the audit and interim reviews, evaluate the independence of the independent registered public accounting firm, review with the independent registered public accounting firm the financial results of the Company prior to their public release and filing of reports with the SEC, direct and supervise special investigations and to oversee our accounting, internal accounting controls and auditing matters reporting hotline (discussed below) and our corporate compliance program. The Committee also has oversight of our system of internal auditing functions and controls, as well as our internal control procedures.

None of the Audit Committee members serves on more than one other audit committee of another public company.

The Board has identified Vincent C. Byrd as the Audit Committee “financial expert”.

Compensation Committee.  The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its executive officers and Board of Directors. The Committee has the authority to retain outside consultants regarding executive compensation and other matters. The Compensation Committee, which met six times in 2006, has as its members three independent directors, Jon H. Outcalt, Chairman and Presiding Director, Edward W. Kissel, and Richard L. Osborne.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee (“Governance Committee”) is responsible for, among other things, evaluating new director candidates and incumbent directors, and recommending to the independent directors of the Board of Directors, nominees to serve on the Board of Directors as well as members of the Board’s committees. The Committee, which met four times in 2006, has as its members three independent directors, Edward W. Kissel, Chairman and Presiding Director, Richard P. Johnston, and Richard L. Osborne. The Governance Committee is also responsible for recommending and monitoring participation in continuing education programs by the members of the Board of Directors.

Committee Charters and Policies.  The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each Committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board of Directors for approval. Each of the written charters and policies of the Committees of the Board are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com. Copies are also available upon request to our Secretary at our address listed herein.

Board Attendance.  There were a total of five regularly scheduled and special meetings of the Board of Directors in 2006. During 2006, all directors attended at least 75% of the aggregate total number of the meetings of the Board and Committees on which they served. In 2006, a majority of our directors attended our Annual Shareholder Meeting. Although we do not have a formal policy requiring directors to attend the Annual Shareholder Meeting, directors are encouraged to attend.

Interested Parties Communications with the Board of Directors.  Our Board of Directors provides the following methods for interested parties and shareholders to send communications to a director, a Committee, to the non-management directors, or to the Board:

Written Communication.  Interested parties may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member or Non-Management Directors, as the case requires), c/o Donald A. Merril, Chief Financial Officer, Vice President and

Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. All communications directed to the “Board of Directors” or to the “Non-Management Directors,” will be forwarded unopened, to the Chair of the Governance Committee. The Committee Chair in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chair of a particular Board Committee, the Chief Financial Officer will forward those communications, unopened, directly to the person or Committee Chair in question.

Toll Free Hotline.  In 2003 the Audit Committee established a “hotline” for receiving, retaining and treating complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by a company which is independent of the Company. Interested parties may also use this hotline to communicate with the Board. Any interested party may contact a director, a Committee, the non-management directors, or the Board through the toll free hotline at (877) 285-4145. The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chair of the Audit Committee and the Corporate Secretary. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Shareholder Nominations of Director Candidates.  The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any shareholder of the Company. A shareholder wishing to recommend an individual as a nominee must follow the procedure outlined below and then send the signed letter of recommendation, to the following address: Corporate Governance and Nominating Committee, c/o Mr. Donald A. Merril, Chief Financial Officer, Vice President and Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

Recommendation letters must certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation), and further state the reasons for the recommendation, the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years. Any such recommendation should be accompanied by a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The letter must also include a signed written statement that the nominating shareholder and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation. The letter must be received before the close of business on or before November 15th of the year before the next annual meeting.

For this meeting, there were no nominees recommended by a shareholder nor was a third party engaged to assist in the process of identifying or evaluating nominees for the Board of Directors.

Corporate Governance Policies.

Implementation.  The Board of Directors has implemented the corporate governance initiatives required by the NYSE rules and the Sarbanes-Oxley Act of 2002. These include, among others, “Corporate Governance Guidelines,” a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees, as well as a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel.” These Corporate Governance policies and procedures are discussed in various places within this Proxy Statement.

Availability of Policies.  Each of our policies are available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com. Copies of the policies are also available upon request of our Corporate Secretary.

Code of Ethics.  We have a Code of Business Conduct and Ethics and Code of Ethical Conduct for the Financial Officers and Finance Department Personnel, which embodies our commitment to ethical and legal business practices, as well as satisfies the NYSE requirements to implement and maintain such a policy. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. Both of these policies are available on our website www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Executive Sessions of the Board.  Effective in December 2002, the Board adopted a policy requiring the non-management directors, both as to the Board and in their respective Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2006, the Board of Directors and each Committee met regularly in executive session as follows: Board of Directors, five times; Audit Committee, ten times; Compensation Committee, six times; and the Governance Committee, four times.

Presiding Directors.  The non-management directors reported that in 2006 they selected Presiding Directors to preside during executive sessions. The Chair of the Governance Committee acts as the Presiding Director for the executive sessions of the Board, and the Chair of each Committee was selected as the Presiding Director for the executive sessions of the applicable Committee.

Anonymous Reporting.  The Audit Committee maintains procedures, including a worldwide telephone “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Interested Parties Communications with the Board of Directors,” above.

Annual Board and Committee Self-Assessments.  In 2004, the Board of Directors, through the Governance Committee, instituted annual self-assessments of the Board of Directors, as well as the Audit Committee, the Compensation, and the Corporate Governance and Nominating Committee, to assist in determining whether the Board of Directors and its Committees are functioning effectively. In December 2006, the Board and each of its Committees completed the most recent self-evaluations as well as reviewed and discussed the results.

NYSE and SEC Certifications.  We submitted to the NYSE in 2006, an unqualified Section 12(a) certification by our Chief Executive Officer. Further, each applicable filing with the SEC contained the Section 302 and 906 Certifications of our Chief Executive Officer and Chief Financial Officer.

Director Compensation.  The annual retainer for non-employee directors is $25,000, except for the Audit Committee chair, who receives an annual retainer of $30,000. In addition, directors receive a meeting fee of $1,500 for each scheduled board, committee or board dinner meeting which they attend, except that committee chairs receive $2,000 for each meeting of their committee. Directors who are not appointed members of a committee, are paid a meeting fee if they attend the committee meeting at the request of the chair of the committee. Directors are reimbursed for their reasonable out of pocket expenses related to attending board and committee meetings.

Directors who are employees of the Company do not receive either the annual retainer or the meeting fees.

Under our Amended and Restated 1999 Incentive Stock Plan, commencing in April 2007 each non-employee director who held such position on the day before the Annual Shareholder Meeting, is awarded annually on the day of the meeting, a restricted stock award of 1,000 shares of Common Stock. Each restricted stock award will vest in equal amounts over a four year period. Prior to the amendment each non-employee director who held such position on the day before the Annual Shareholder meeting was awarded annually, on the same day of the meeting, a non-qualified stock option to purchase 2,500 shares of our Common Stock. The option price per share is 100% of the fair market value (being the closing price on the NYSE on the day of grant) of a share of Common Stock.

Our Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.

The following table shows the compensation paid to each of the non-employee directors during fiscal 2006. Mr. Orr, who is our President and Chief Executive Officer, does not receive any additional compensation for services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
FOR FISCAL 2006

						Change in
						Pension Value
	Fees Earned				Non-Equity	and Nonqualified
	or Paid in				Incentive Plan	Deferred		All Other
	Cash		Stock Awards	Option Awards	Compensation	Compensation		Compensation		Total
Name	($)		($)(5)	($)(6)(7)	($)	Earnings ($)		($)		($)

Keith A. Brown(1)	63,500		0	1,239	0	0		0		64,739
Vincent C. Byrd	49,000		0	0	0	0		0		49,000
Karl S. Hay	52,000		0	1,239	0	0		0		53,239
Richard P. Johnston(2)	38,500		0	1,239	0	0		25,549	(9)	65,288
Edward W. Kissel	58,500		0	1,239	0	0		0		59,739
Stephen E. Myers	0	(4)	0	1,239	0	12,466	(8)	500,000	(10)	513,705
Richard L. Osborne	53,500		0	1,239	0	0		0		54,739
Jon H. Outcalt(3)	65,500		0	1,239	0	0		0		66,739

(1)	Mr. Brown served as the Chairman and Presiding Director of the Audit Committee.

(2)	Mr. Johnston served as the Chairman and Presiding Director of the Corporate Governance and Nominating Committee.

(3)	Mr. Outcalt served as the Chairman and Presiding Director of the Compensation Committee.

(4)	Mr. Myers is our former Chief Executive Officer and Chairman and receives compensation under a severance arrangement entered into in May 2005. Mr. Myers does not receive any additional compensation for services as a director.

(5)	None of these directors held any performance shares, restricted stock awards or any other stock awards at the end of fiscal 2006.

(6)	Amounts shown do not reflect compensation actually received by directors. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2006 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123(R) or FAS 123R. The assumptions used to calculate the value of option awards are set forth under the Stock Compensation Footnote in the notes to the Consolidated Financial Statements of the Company included in our Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 16, 2007.

(7)	The number of stock options held by the directors at December 31, 2006 was as follows: Mr. Brown (10,362), Mr. Byrd (0), Mr. Hay (10,362), Mr. Johnston (10,362), Mr. Kissel (10,362), Mr. Myers (9,400), Mr. Osborne (10,362) and Mr. Outcalt (10,362).

(8)	Mr. Myers was a participant in our Supplemental Retirement Plan. At the time of his resignation as our Chief Executive Officer and Chairman of the Board he became fully vested as of May 1, 2006.

(9)	The amount shown reflects an annual pension benefit that Mr. Johnston is entitled to under the terms of an employment agreement with our subsidiary Buckhorn Inc. He resigned as an employee in 1990. The pension benefits commenced under the employment agreement following his resignation.

(10)	Mr. Myers resigned effective May 1, 2005. Mr. Myers entered into a retirement and separation agreement effective May 1, 2005 with a term through May 1, 2009. During the term of this agreement, he is considered a non-executive employee with total compensation of $500,000 per year, allocated as follows: (i) compensation for his services as an employee at $60,000; (ii) compensation for non-compete provisions at $220,000 and (iii) compensation for releases of claims and other covenants at $220,000. He is to be granted annually the same stock based compensation received by a non-employee director of the Company, which was a non-qualified option to acquire 2,500 of our shares of stock at the fair market value on the date of grant in 2006. The agreement provides that the Corporate Governance & Nominating Committee agrees to annually consider Mr. Myers for nomination to the Board of Directors, and if nominated and elected by the shareholders to the Board, the Board agrees to appoint him as the Chairman of the Board of Directors. The agreement provides that at such time until he reaches age 75, we will reimburse him for any private supplemental health care coverage that he obtains up to a maximum of the then-current cost of COBRA coverage under our health care plan. No such reimbursement was made in 2006.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Disclosure and Analysis.

The primary objective of our executive compensation package is to attract, retain, and motivate our executives. Our current executive officers, John C. Orr, President and Chief Executive Officer, and Donald A. Merril, Chief Financial Officer, Vice President and Corporate Secretary, are compensated according to the terms of their employment contracts, which are described below. We seek to provide a total compensation package that is competitive and that rewards our executives for their role in creating value for our shareholders.

Overview:

Our Compensation Committee, which is comprised of three independent directors, is responsible for establishing and administering our compensation policies. To meet our goals, the Compensation Committee has implemented compensation packages that are based on a mix of salary, bonus, equity awards and other benefits. The Compensation Committee focuses on performance compensation to insure the alignment of our executives’ interests with those of shareholders. We believe that performance and equity-based compensation are the components of our executive compensation package that will maximize shareholder value and enable us to attract and retain qualified executives. In keeping with this goal our Compensation Committee recently implemented a performance incentive based program for determining annual bonuses, commencing in 2007.

The Compensation Committee has the authority to engage its own independent advisors and compensation consultants to assist in carrying out its responsibilities. In fiscal 2006 the Compensation Committee engaged Westervelt Consulting LLC to conduct a study and make recommendations on the types and amounts of equity incentive awards for executives, including review of peer company practices. Westervelt Consulting LLC has not provided other services to the Company and has received no compensation other than with respect to the services provided to the Compensation Committee.

The Chief Executive Officer regularly meets with the Compensation Committee and makes recommendations with respect to our compensation programs, practices and packages for executives and other employees. The Compensation Committee considers these recommendations in its deliberations. The Compensation Committee meets in executive session at each meeting. The Compensation Committee discusses Mr. Orr’s compensation package with him, but makes its decisions with regard to his compensation in executive session.

Objectives:

Our executive compensation program is designed to meet the following goals:

•	Motivate our executive officers to achieve short-term and long-term corporate goals that will increase shareholder value;

•	Motivate and reward executives whose knowledge, skills and performance are crucial to our success; and

•	Attract and retain talented and experienced executives and other key employees.

Policies:

To meet our objectives, the Compensation Committee has implemented the following policies:

•	Provide compensation packages that are competitive in the market;

•	Provide short-term performance incentives by establishing goals for our executives through a bonus plan focused on operating performance and cash flow; and

•	Provide long-term performance incentives through the use of restricted stock awards, option grants and other equity-based awards under our Amended and Restated 1999 Incentive Stock Option Plan that reward executive management for achievement of long-term strategic initiatives.

Compensation Components:

Our executive compensation program is designed to be consistent with the objectives set forth above. The basic elements of our compensation package include (i) base salary, (ii) annual bonus opportunities, (iii) long-term incentives, such as equity awards, (iv) retirement benefits, and (v) executive perquisites and generally available health, welfare and other benefit programs.

The Compensation Committee reviews the compensation program on an annual basis. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the executive’s past and expected contributions to our business.

Base Salary.  Base salaries for our executives are established based on the scope of their responsibilities and their relevant background, training and experience. Data on compensation practices of companies similar to ours is also considered in setting base salaries. Such data is typically gathered through searches of publicly available information. While the base salary for our executive officers is set forth in their respective employment agreements, these salaries are reviewed on an annual basis. All of the executives are eligible for periodic increases in base salary based on performance. The purpose of the base salary component is to keep our annual compensation competitive with the market.

For fiscal 2007, the Compensation Committee increased the base salaries of each of the executive officers named in the Summary Compensation Table other than Gregory J. Stodnick and Kevin C. O’Neil, who both resigned in fiscal 2006. The salary increases were based on the performance of the Company and the contributions of each of the executive officers.

Bonus.  Historically our compensation package also included eligibility for an annual discretionary cash bonus. The Compensation Committee, in determining these discretionary bonuses, looked at a variety of performance criteria to determine the amounts of these awards. In fiscal 2006, the Compensation Committee awarded discretionary bonuses to each of John C. Orr, Gregory J. Stodnick and Kevin C. O’Neil for their performance for fiscal 2005. In fiscal 2007, the Compensation Committee awarded discretionary cash bonuses to John C. Orr and Donald A. Merril for their performance for fiscal 2006. Such bonuses are identified in the Summary Compensation Table. At the time of these grants we had no formal written executive bonus plan. The Compensation Committee had the authority to award cash bonuses, but such awards were fully discretionary. Awards were generally based upon the relative performance of the Company as a whole and upon other qualitative measures.

For fiscal 2007, the Compensation Committee adopted an executive compensation plan. In keeping with its policy of rewarding executives for performance, the plan awards bonuses based on our achievement of operational goals and individual performance. The plan is applicable to members of senior management and provides that the determination of cash bonus awards will be based on three components: (i) 50% will be based on the achievement of certain specified operating income levels, (ii) 25% will be based on the achievement of certain specified cash flow levels and (iii) 25% will continue to be discretionary based on the individual participant’s overall performance. Each of these components will be determined independently of the determination of each other component based on the base salary of the participant for the applicable year. The total bonus payout that a participant is able to earn under this plan in a particular year will be calculated by adding the result of each of these components together, with the target award and maximum award amount being specified for each participant based on their level of management. The aggregate target award for the Chief Executive Officer will be 100% of his base salary, with a maximum aggregate award of 200% of his base salary. The aggregate target award for the Chief Financial Officer will be 75% of his base salary, with a maximum aggregate award of 150% of his base salary.

The operating income component will be determined by measuring the subject year operating income (adjusted for extraordinary income and expenses) against the operating income for the prior year. The

Chief Executive Officer will be eligible to receive anywhere from zero to a maximum award equal to 100% of his base salary (75% for the Chief Financial Officer) as a result of the operating income component, determined on a sliding scale. The cash flow component will be determined by measuring the subject year cash flow (defined as net cash provided by operating activities less capital spent, adjusted to account for one-time accounting entries) against the cash flow of the prior year. The Chief Executive Officer will be eligible to receive anywhere from zero to a maximum of 50% of his base salary (37.5% for the Chief Financial Officer) as a result of the cash flow component, determined on a sliding scale. The performance component will be determined by the Committee in its discretion based on the Committee’s evaluation of the participant’s performance during the applicable year. The Chief Executive Officer will be eligible to receive anywhere from zero to a maximum of 50% of his base salary (37.5% for the Chief Financial Officer) as a result of the performance component.

Long-Term Incentives.  We award long-term equity incentive grants to executives, including executive officers, as part of our total compensation package. These awards are consistent with our goal of motivating and rewarding our executives for increasing shareholder value.

Historically, our long-term equity incentive compensation was exclusively in the form of stock options to acquire our common stock. These options typically vest over a three-year or four-year period. At our annual meeting in April 2006, we submitted a proposal to our shareholders to amend our 1999 Stock Option Plan (which is now called the Amended and Restated 1999 Incentive Stock Plan) to allow for grants of stock appreciation rights, performance awards, restricted stock and other forms of equity-based awards, which proposal was approved by our shareholders.

In fiscal 2006 we made grants of restricted stock to certain executives in anticipation of contributions to the Company that will create value for our shareholders. Our grants in fiscal 2006 included time vesting provisions as well as stock performance criteria, and are subject to forfeiture in certain instances.

Stock options are granted to our executives under our Amended and Restated 1999 Incentive Stock Plan. The Compensation Committee granted stock option awards in 2006. Grants made during 2006 become effective and priced as of the date of grant in accordance with the provisions of our Amended and Restated 1999 Incentive Stock Plan. All stock option grants have a per share exercise price equal to the fair market value of our common stock on the date of grant as specified in the Amended and Restated 1999 Incentive Stock Plan.

Retirement Benefits.  We have adopted a Supplemental Executive Retirement Plan (“SERP”) which provides certain pension benefits to a select group of management employees, including our executive officers. The annual supplemental pension benefit is payable for ten years commencing at retirement or age 65. Credit for years of service under the SERP may also be awarded to a participant at the discretion of the Compensation Committee. As part of his employment agreement Mr. Orr’s SERP benefit equal to $75,000 is 100% guaranteed. As part of his employment agreement Mr. Merril has been provided with an annual SERP benefit equal to $50,000, payable for ten years commencing at retirement or age 65, as well as a “Years of Service” credit.

In addition to the SERP, we maintain a tax-qualified 401(k) Plan, pursuant to which all participants are eligible to receive matching contributions from the Company.

Other.  We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance and life and disability insurance. We also provide our executive officers with personal benefits that may include use of a company automobile, insurance cost reimbursement, reimbursement for an annual physical, club membership, tax gross-up payments and reimbursement for basic financial planning services. These benefits are valued by calculating their incremental cost to the Company.

Termination and Change of Control Based Compensation:

Upon termination of employment our executive officers are entitled to severance payments as provided in their respective employment agreements. Additionally, our executive officers are entitled to certain payments upon a change in control of the Company on the terms set forth in their respective employment agreements. We recognize that executives often face challenges securing new employment following a termination of employment and therefore have provided our Chief Executive Officer with three years of salary and benefits upon a termination of employment by the Company other than for cause or upon the resignation of our Chief Executive Officer for good reason, while our Chief Financial Officer will be entitled to receive salary and benefits for a period of one year in such an event. Upon a change in control our Chief Executive Officer is entitled to receive salary and benefits for three years and our Chief Financial Officer is entitled to receive salary and benefits for eighteen months.

Compensation of Chief Executive Officer:

In May, 2005, the Board appointed John C. Orr as the Chief Executive Officer. Mr. Orr had previously held the position of Chief Operating Officer. When establishing the compensation for the Chief Executive Officer, the Compensation Committee reviewed Mr. Orr’s performance, which included in part a review of the Company’s operations, results, cost containment and reductions, as well as his leadership skills. In addition, the Compensation Committee conducted an assessment of his abilities to meet the goals and objectives being set for him as Chief Executive Officer in areas such as strategic planning, financial results (annual and long-term), and succession planning, as well as taking into consideration the increase in responsibilities and obligations in his new position as Chief Executive Officer. The Compensation Committee also reviewed publicly available compensation information for companies similar to ours in one or more ways, such as those with like amount of sales, market value, products, or within the same industry or geographic area. Mr. Orr’s base salary in 2005 and 2006 was $600,000.

Under his employment agreement the Compensation Committee also has the authority to award Mr. Orr a cash bonus and stock based compensation, both of which are fully discretionary. In determining the Chief Executive Officer’s cash bonus for fiscal 2006, the Compensation Committee used the same factors discussed above, but placed more emphasis on the relative performance of the Company as a whole and upon other qualitative measures of the Company’s performance in 2006. This process resulted in awarding the Chief Executive Officer a cash bonus of $580,000 for fiscal 2006, payable in March 2007. The Compensation Committee approved a 7 1/2% increase in Mr. Orr’s base salary under his employment agreement in 2007. Commencing in 2007 Mr. Orr will receive an annual base salary equal to $645,000.

As aforementioned, the Compensation Committee recently established an executive compensation plan for determining bonuses for its executive officers including Messrs. Orr and Merril, commencing in 2007.

Employment Agreements:

While the Compensation Committee reviews each individual’s performance, the recommendation of the Chief Executive Officer is the primary factor used by the Committee in determining the base salary for the Named Executive Officers other than the Chief Executive Officer. The Committee’s review of performance and determination of compensation is based upon the same factors as mentioned above for the Chief Executive Officer, but as applicable to the executive’s duties and responsibilities. Donald A. Merril is the only Named Executive Officer, other than John C. Orr, who remains employed by the Company in an executive officer capacity.

The Committee also has the authority to award the other Named Executive Officers cash bonus and equity based compensation, both of which were fully discretionary. For fiscal 2007 the bonus awards will be determined in accordance with the newly adopted executive compensation plan. The cash bonus awards for the other Named Executive Officers for fiscal 2006 were determined by the Committee in February 2007, with the exception of Mr. Stodnick and Mr. O’Neil, both of whom resigned from the Company in 2006.

The Company entered into an employment agreement with Donald A. Merril effective January 24, 2006, which provides him with a base salary of $300,000 and a guaranteed bonus of $150,000 for fiscal 2006 payable in fiscal 2007, with any additional or future bonus being fully discretionary. Under his employment agreement the Compensation Committee has the authority to award Mr. Merril stock based compensation that is fully discretionary. In determining the Chief Financial Officer’s cash bonus for fiscal 2006, the Compensation Committee placed emphasis on the recommendations of the Chief Executive Officer, the performance of the Company as a whole and upon other qualitative measures of the Company’s performance in 2006. This process resulted in awarding the Chief Financial Officer a cash bonus of $200,000 for fiscal 2006, payable in March 2007. The Compensation Committee approved a 5% increase in Mr. Merril’s base salary under his employment agreement in 2007. Commencing in 2007 Mr. Merril will receive an annual base salary equal to $315,000.

Accounting and Tax Considerations:

In designing our compensation programs, we take into consideration the accounting and tax effect that the components will have or may have on the executives and the Company.

Compensation Committee Interlocks and Insider Participation.

During fiscal 2006, the following directors were members of the Compensation Committee: Jon H. Outcalt, Edward W. Kissel and Richard L. Osborne. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. None of our executive officers serves, or in the past fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Compensation Committee Report on Executive Compensation.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, which is composed of three independent directors, operates under a written charter adopted by the Committee and ratified by the Board of Directors. A copy of the charter is available on our website (www.myersind.com) on the Corporate Governance page under the Investor Relations section. The Committee is responsible for, among other duties, establishing and administering the policies which govern executive compensation.

The executive compensation program for the executive officers of the Company is administered by the Compensation Committee. The Committee’s function is to review the performance of the Chief Executive Officer and the other executive officers in determining the amount and type of compensation to be paid and awarded, as well as approve compensation adjustments and to make awards of cash bonuses and stock based compensation, if deemed appropriate. Historically, the Compensation Committee primarily based its decisions on qualitative factors, exercising its discretion and using its judgment after considering those factors it deems relevant, although the Compensation Committee continues to place increased emphasis on quantitative factors such as in the recently adopted executive compensation plan.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the heading Compensation Discussion and Analysis. Based on our review and discussions with management of the Compensation Discussion and Analysis disclosure, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Jon H. Outcalt, Chairman and Presiding Director	Edward W. Kissel	Richard L. Osborne

Summary of Cash and Certain Other Compensation.  The following table contains certain information regarding the compensation earned, paid or payable during 2006, for services rendered to the Company and its subsidiaries during fiscal 2006, to the executive officers and two former executive officers, who would have been among the executive officers during 2006 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)(3)	($)(4)(5)	($)(4)(5)	($)	($)	($)(6)		($)

John C. Orr	2006	600,000	580,000	21,275	25,783		47,908	42,949		1,360,465
Donald A. Merril	2006	300,000	200,000	6,382	16,362		0	5,415		533,487
Gregory J. Stodnick(1)	2006	320,000	0	0	82,426		294,202	7,647		704,275
Kevin C. O’Neil(2)	2006	154,583	0	0	114,838		43,684	675,121	(7)	988,226

(1)	Gregory J. Stodnick resigned his position of Chief Financial Officer, effective April 25, 2006. See the description of his separation agreement under “Separation Agreements”.

(2)	Kevin C. O’Neil entered into a Separation Agreement with us, effective August 8, 2006, terminating his employment as our Vice President, General Counsel and Corporate Secretary. See the description of his Separation Agreement under “Separation Agreements”.

(3)	The amounts set forth in this column were earned during fiscal 2006 and paid in early 2007.

(4)	Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are the compensation costs recognized by us in fiscal 2006 for restricted stock awards and options as determined pursuant to FAS 123R. The assumptions used to calculate the fair value of these awards are set forth under the stock compensation footnote in the notes to the Consolidated Financial Statements of the Company included in our Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 16, 2007. The Option Exercises and Stock Vested for Fiscal 2006 table sets forth the value realized by Mr. Stodnick and Mr. O’Neil on the exercise of stock options during fiscal 2006.

(5)	Information regarding the shares of restricted stock and stock options granted to our named executive officers during 2006 is set forth in the Grants of Plan Based Awards During Fiscal 2006 table. The Grants of Plan Based Awards During Fiscal 2006 table also sets forth the aggregate grant date fair value of the restricted stock and stock options computed in accordance with FAS 123R.

(6)	The amounts set forth in this column for 2006 include: (a) Company contributions under our 401(k) plan and profit sharing plan; (b) tax reimbursement payments; (c) severance payments and (d) perquisites and other personal benefits. The amounts are listed in the following table:

	Orr	Merril	Stodnick	O’Neil

Contributions	5,186	-0-	-0-	-0-
Tax Reimbursement	16,749	-0-	4,430	-0-
Severance Payments	-0-	-0-	-0-	675,000
Perquisites	21,014	5,415	3,217	121

The perquisites and other personal benefits include: (i) a company automobile; (ii) insurance costs reimbursement; (iii) an annual physical; (iv) club membership and (v) reimbursement for basic financial planning. These benefits are valued based on the incremental costs to us.

(7)	Mr. O’Neil entered into a separation agreement with us that provides for a lump sum payment equal to $675,000. This amount was allocated as follows: $412,000 to obligations under his employment agreement and $263,000 for the settlement and release of claims.

Employment Agreements Including Change In Control

John C. Orr, President and Chief Executive Officer, was appointed to his current position on May 1, 2005. On July 22, 2005, the Compensation Committee approved an amended and restated employment agreement with Mr. Orr. This agreement was effective as of May 1, 2005 and has a three year term. The agreement provides a base salary of $600,000 and certain benefits, with any bonus being fully discretionary. The benefits provided under Mr. Orr’s amended and restated employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the Amended and Restated 1999 Incentive Stock Plan, (viii) personal financial planning and tax preparation, (ix) an automobile and related expenses, (x) personal membership dues at Portage Country Club and (xi) tax gross-up payments. In February 2007 the Compensation Committee increased the annual salary payable to Mr. Orr under his employment agreement to $645,000 commencing in 2007. It also provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, or if there is a change in control, then he is entitled to three years of compensation and benefits and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment. Mr. Orr is also subject to a three year non-compete agreement.

In the event that Mr. Orr’s employment is terminated by us other than for cause or by him for good reason, or if there is a change of control of the Company, then Mr. Orr would receive the following benefits if such event occurred as of December 31, 2006: (i) a lump sum payment of $3,540,000 consisting of a combination of a payment of three times his most recent salary and three times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of three years with an estimated value of $45,164; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $1,570,698 and (iv) other benefits valued at $122,864, including payments for automobile allowances, personal financial planning, club dues, compensation gross-up and executive outplacement service fees. If Mr. Orr is terminated by us for cause or by him for other than good reason, then Mr. Orr is only entitled to compensation earned prior to the date of termination that has not yet been paid.

Donald A. Merril, Vice President, Chief Financial Officer and Corporate Secretary, was appointed to his current position effective April 25, 2006, following the resignation of Gregory J. Stodnick. On January 24, 2006, the Compensation Committee approved an employment agreement with Mr. Merril. It provides him with a base salary of $300,000 and certain benefits, with a guaranteed bonus of $150,000 for fiscal 2006 payable in 2007, with any additional and future bonus being fully discretionary. The benefits provided under Mr. Merril’s employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the Amended and Restated 1999 Incentive Stock Plan and (viii) an automobile and related expenses. In February 2007, the Compensation Committee increased the annual salary payable to Mr. Merril under his employment agreement to $315,000. It also provides that if Mr. Merril is terminated other than for cause or if he terminates for good reason, he is entitled to one year of compensation and benefits. If there is a change in control, Mr. Merril is entitled to 18 months salary and benefits and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable. Mr. Merril is subject to a three year non-compete agreement, except in a change in control situation, and then for 18 months.

In the event that Mr. Merril’s employment is terminated by us other than for cause or by him for good reason then Mr. Merril would receive the following benefits if such event occurred as of December 31, 2006: (i) a lump sum payment of $500,000 consisting of a combination of a payment of his most recent base salary and the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $13,850; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $614,740 and (iv) other benefits valued at $21,647, including payments for automobile allowances and executive outplacement service fees. In the event of a change of control, Mr. Merril has the right to extend his employment under the terms of this employment agreement for a period of 18 months. Further, upon a change of control and termination of Mr. Merril’s employment by us other than for cause or by him for good reason, then Mr. Merril would receive the following benefits if such event occurred as of December 31, 2006: (i) a lump sum payment of $750,000 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of eighteen months with an estimated value of $20,774; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $610,740 and (iv) other benefits valued at $32,470, including payments for automobile allowances and executive outplacement service fees. If Mr. Merril is terminated by us for cause or by him for other than good reason, then Mr. Merril is only entitled to compensation earned prior to the date of termination that has not yet been paid.

For purposes of Mr. Orr and Mr. Merril’s agreements, a change in control is defined generally as acquisition by any person of 20% of the voting power of outstanding securities, a change in the majority of directors during a one year period, a merger or consolidation of the Company where the Company is not the surviving entity, the complete liquidation of the Company, the sale or disposition of the Company’s manufacturing business, or the sale or disposition of more than 50% of the Company’s assets.

The Company’s Code of Regulations provide that the Company will indemnify, to the fullest extent then permitted by law, any officer or former officer of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was an officer of the Company, or serving at the request of the Company of another entity. The Company has entered into indemnity agreements with its executive officers contractually obligating the Company to provide such protection. The Company also currently has in effect officer and directors insurance coverage.

Separation Agreements

Gregory J. Stodnick, Vice President-Finance and Chief Financial Officer, announced on January 24, 2006 his decision to retire from these positions effective April 25, 2006. He entered into a resignation and retirement agreement on January 24, 2006 which provided that effective April 25, 2006 he became a non-executive employee until his retirement on June 27, 2007. Until his retirement he was required to provide the Company with consulting services. The agreement provides that through December 2006 he will be paid an annual base salary of $320,000, with a bonus payment of $145,000 paid in March 2006, for fiscal 2005. From January 1, 2007 until June 27, 2007 he will receive an annual base salary of $20,000. On June 27, 2007, he will be paid $145,000 as compensation for a two year non-compete and a release of claims.

Kevin C. O’Neil, Vice President, General Counsel and Corporate Secretary, resigned from his positions effective August 15, 2006. He entered into a separation agreement with the Company that provides for, among other things, payment of a lump sum of $675,000 within 7 days of the effective date, less any required withholding taxes. We agreed with Mr. O’Neil to allocate the lump sum as follows: $412,000 to obligations under the employment agreement and $263,000 for the settlement and release of all claims. All medical, dental, long and short-term disability, life and other insurance plans or policies ceased on the effective date and all vested stock options granted to Mr. O’Neil were exercised. As part of this agreement, we agreed with Mr. O’Neil to a mutual release of claims, as well as a mutual confidentiality provision.

Grants of Plan Based Awards

The following table contains information concerning the grant of plan based awards under the Amended and Restated 1999 Incentive Stock Plan, as amended, to the Named Executive Officers. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our Common Stock and overall market conditions. The option awards and unvested portion of stock awards, identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2006 Year-End table below.

Grants of Plan Based Awards
During Fiscal 2006

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future			Estimated Future			Number	Number of	or Base	Fair Value
		Payouts Under Non-Equity			Payouts Under Equity			of Shares	Securities	Price of	of Stock
		Incentive Plan Awards			Incentive Plan Awards(1)			of Stock	Under-lying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Award
Name:	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(2)	($/Sh)(3)	(4)

John C. Orr	09/19/06	—	—	—	—	—	—	—	6,868	17.02	3,405
	09/19/06	—	—	—	—	—	—	—	45,132	17.02	22,378
	09/19/06	—	—	—	—	20,000	20,000	—	—	—	21,275
Donald A. Merril	01/24/06	—	—	—	—	—	—	—	15,000	15.11	7,438
	09/19/06	—	—	—	—	—	—	—	9,636	17.02	4,778
	09/19/06	—	—	—	—	—	—	—	8,364	17.02	4,147
	09/19/06	—	—	—	—	6,000	6,000	—	—	—	6,382
Gregory J. Stodnick	—	—	—	—	—	—	—	—	—	—	—
Kevin C. O’Neil	—	—	—	—	—	—	—	—	—	—	—

(1)	The amounts set forth in these columns reflect the number of shares of restricted stock granted in September 2006 under the Amended and Restated 1999 Stock Plan. The forfeiture provisions with respect to all of these restricted stock awards lapse on 9/20/10 if the executive is still employed on such date and certain stock performance goals are met.

(2)	The amounts set forth in this column reflect the number of stock options granted under the Amended and Restated 1999 Stock Plan. These options vest in one third increments on the anniversary of the date of grant and expire 10 years from the date of grant.

(3)	The exercise price equals the closing price of our common stock on the date of the grant.

(4)	The dollar values of the restricted stock and stock options disclosed in this column are equal to the aggregate grant date fair value calculated in accordance with FAS 123R. The assumptions used to calculate the fair value of these awards are set forth under the Stock Compensation footnote in the notes to the Consolidated Financial Statements of the Company included in our Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 16, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards, that have not been exercised or that have not vested, held by the Named Executive Officers at the end of fiscal 2006. Certain of the awards identified in the table below are also reported in the Grants of Plan Based Awards During Fiscal 2006 table above.

Outstanding Equity Awards at Fiscal 2006 Year-End

						Stock Awards
										Equity
										Incentive Plan
	Option Awards								Equity	Awards:
			Equity Incentive						Incentive Plan	Market or
			Plan Awards:						Awards:	Payout Value
	Number of	Number of	Number of						Number of	of Unearned
	Securities	Securities	Securities			Number of		Market Value	Unearned	Shares, Units
	Underlying	Underlying	Underlying			Shares or		of Shares or	Shares, Units	or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock		Units of Stock	or Other	Rights That
	Options	Options	Unearned	Exercise	Option	That Have		That Have	Rights That	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested		Not Vested	Have Not	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	Vested (#)	($)

John C. Orr	2,640	660	0	8.00	3/12/13	—		—	—	—
	10,000	15,000	0	11.15	5/31/15	—		—	—	—
	0	6,868	0	17.02	9/19/16	—		—	—	—
	—	—	—	—	—	20,000	(1)	313,200	—	—
	0	45,132	0	17.02	9/19/16	—		—	—	—

						Stock Awards
										Equity
										Incentive Plan
	Option Awards								Equity	Awards:
			Equity Incentive						Incentive Plan	Market or
			Plan Awards:						Awards:	Payout Value
	Number of	Number of	Number of						Number of	of Unearned
	Securities	Securities	Securities			Number of		Market Value	Unearned	Shares, Units
	Underlying	Underlying	Underlying			Shares or		of Shares or	Shares, Units	or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock		Units of Stock	or Other	Rights That
	Options	Options	Unearned	Exercise	Option	That Have		That Have	Rights That	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested		Not Vested	Have Not	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	Vested (#)	($)

Donald A. Merril	3,000	12,000	0	15.11	1/24/16	—		—	—	—
	0	9,636	0	17.02	9/19/16	—		—	—	—
	—	—	—	—	—	6,000	(1)	93,960	—	—
	0	8,364	0	17.02	9/19/16	—		—	—	—
Gregory J. Stodnick	1,100	1,100	0	8.00	3/12/13	—		—	—	—
	6,800	10,200	0	11.15	5/31/15	—		—	—	—
Kevin C. O’Neil	—	—	—	—	—	—		—	—	—

(1)	The forfeiture provisions with respect to all of these restricted stock awards lapse on 9/20/10 if the executive is still employed on such date and certain stock performance goals are met.

Option Exercises and Stock Vested for Fiscal 2006

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers, during fiscal 2006.

Option Exercises and Stock Vested for Fiscal 2006

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

John C. Orr	0	0	0	0
Donald A. Merril	0	0	0	0
Gregory J. Stodnick	10,862	82,426	0	0
Kevin O’Neil	17,987	114,838	0	0

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price of our common stock on the date of grant.

Pension Benefits

The following table shows all pension benefits held by the named executive officers at the end of fiscal 2006 other than pursuant to our 401(k) Plan. The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. In the case of an executive officer of Myers, the SERP provides an annual supplemental pension benefit equal to the lesser of (i) $50,000 or (ii) $1,667 multiplied by the participant’s “Years of Service” under the SERP. The annual supplemental pension benefit is payable for ten years commencing at retirement or age 65.

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

John C. Orr	Myers Industries, Inc. Executive Supplemental Retirment Plan	100% guaranteed	344,252	0
Donald A. Merril	Myers Industries, Inc. Executive Supplemental Retirment Plan	1 year	104,920	0
Gregory J. Stodnick	Myers Industries, Inc. Executive Supplemental Retirment Plan	28 years	358,945	0
Kevin C. O’Neil	Myers Industries, Inc. Executive Supplemental Retirment Plan	100% guaranteed	45,667	0

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions.

Our Corporate Governance and Nominating Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2006, and has appointed them for the year ending December 31, 2007. Additional information regarding the services provided to the Company by KPMG LLP during 2006 is set forth under the caption entitled “Matters Relating to the Independent Registered Public Accounting Firm,” below.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of KPMG LLP is being submitted to the shareholders for ratification at the Annual Meeting in order to provide a means by which the shareholders may communicate their opinion to the Audit Committee. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons, be unable to make another appointment.

The Board of Directors Recommends That You Vote “For” Proposal 2
Relating to the Ratification of the Appointment of KPMG LLP

Matters Relating to the Independent Registered Public Accounting Firm

The firm of KPMG LLP audited the books and records of the Company for the year ended December 31, 2006 and 2005. The firm of Ernst &Young LLP (“E&Y”) audited the books and records of the Company for the years ended December 31, 2004 and 2003. Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

A description of the fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005 is set forth in the table below. Any fees earned by E&Y during the years ended December 31, 2006 and 2005 is identified below in the Section entitled “Change of Independent Registered Public Accounting Firm — June 2005”.

KPMG LLP was originally retained by the Audit Committee in 2005 and retained again in 2006. The Audit Committee (see, “Report of Audit Committee”) reviewed the non-audit services provided by KPMG LLP during the year ended December 31, 2006, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

	2006	2005

Audit Fees(1)	$1,687,500	$1,565,000
Audit Related Fees(2)	$10,400	−0-
Tax Fees(3)	$242,213	$56,500
Other Fees(4)	-0-	−0-

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.

(2)	Fees for assurance and related services reasonably related to audits and reviews of benefit plans.

(3)	Professional fees for tax compliance, tax advice, and tax planning.

(4)	Fees for all other products and services.

The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this Policy, and the fees for the services performed to date. During 2006, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on our website.

Change of Independent Registered Public Accounting Firm — June 2005

Effective on May 13, 2005, the Audit Committee appointed KPMG LLP as our independent registered public accounting firm, replacing Ernst & Young LLP. On June 9, 2005, KPMG LLP accepted the engagement, after completing its due diligence.

During the years ended December 31, 2004 and 2003 and through June 9, 2005, neither the Company, nor anyone acting on its behalf, consulted KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

On May 10, 2005, upon the filing of our Form 10-Q for the quarter ended March 31, 2005, E&Y completed all of its work for us and was no longer our independent registered public accounting firm. Prior to the Company filing the Form 10-Q for the quarter ended March 31, 2005, E&Y performed a review of our financial results for the quarter ended March 31, 2005 in accordance with the provisions of SAS 100 (AU 722), Interim Financial Information. We paid E&Y the following fees that were billed for the year ended December 31, 2005: Audit Fees $47,500 and Audit Related Fees $10,000, Tax Fees $18,577 and Other Fees $0.

On March 11, 2005, the Audit Committee determined that it would request proposals from independent registered public accounting firms for our 2005 audit. E&Y, our then independent registered public accounting firm for the year ended December 31, 2004, received a request for proposal, but notified us on April 13, 2005, that they declined to stand for reappointment as our independent registered public accounting firm.

As disclosed in the Company’s Form 10-K/A filed on May 2, 2005, management concluded that our disclosure controls and procedures were not effective as of December 31, 2004 due to material weaknesses identified in the business segment reporting process, the financial statement close process and the income tax process. E&Y issued an adverse opinion on the effectiveness of internal controls over financial reporting because of these material weaknesses as of December 31, 2004.

E&Y’s reports on our consolidated financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for each of the two years ended December 31, 2004 and 2003 and through June 9, 2005, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

During the year ended December 31, 2004, and the quarter ended March 31, 2005, aggregate fees billed by E&Y were approximately $1,796,900 for work related to the audit of our financial statements for the year ended December 31, 2004, including reviews of quarterly unaudited financial statements and statutory audits of subsidiaries, their opinion on the effectiveness of internal controls over financial reporting, as well as for the review of the quarter ended March 31, 2005. In addition, we paid approximately $218,539 for other services provided by E&Y, related principally to tax compliance, employee benefit plan audits, acquisitions and related due diligence, and general accounting research. There were no fees billed to us by E&Y during this period for financial information systems design and implementation.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.

The Audit Committee, which is composed of three independent directors, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which is published on the Company’s website (www.myersind.com) on the Corporate Governance page under the Investor Relations section. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of KPMG LLP, the independent registered public accounting firm for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

Each member of the Audit Committee is financially literate and independent as defined under the Company’s Independence Criteria policy and the independence standards set by the New York Stock Exchange. The Board has identified Vincent C. Byrd as the “audit committee financial expert”.

The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

In the performance of our duties we have:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006;

•	discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by PCAOB in Rule 3200T;

•	received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by PCAOB in Rule 3600T, and have discussed with them their independence and have concluded that KPMG LLP’s provision of audit and non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. We have selected KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

The foregoing report has been furnished by the current members of the Audit Committee, being:

Keith A. Brown, Chair and Presiding Director	Vincent C. Byrd	Jon H. Outcalt	Karl S. Hay

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of March 9, 2007 (unless otherwise indicated) by:

•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of the Company’s Directors;

•	the Chief Executive Officer and the other Named Executive Officers; and

•	all individuals who served as Directors or Named Executive Officers, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares	Percent of
	Beneficially	Shares
	Owned	Outstanding(1)

Greater Than 5% Owners(2,3)
Mary S. Myers(4)	3,830,395	10.91%
Stephen E. Myers(5)	2,979,903	8.49%
Dimensional Fund Advisors, Inc.	2,514,302	7.20%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Directors and Named Executive Officers(2,6,7)
Keith A. Brown	81,978
Karl S. Hay	17,027
Richard P. Johnston	14,543
Edward W. Kissel	12,226
Stephen E. Myers(5)	2,979,903	8.49%
John C. Orr(8)	84,411
Richard L. Osborne	24,671
Jon H. Outcalt	49,221
Robert A. Stefanko	—
Donald A. Merril(8)	12,000
Gregory J. Stodnick	24,382
Kevin C. O’Neil	3,800
All Directors and Nominees and Named Executive Officers as a group (12 persons)	3,300,362	9.40%

(1)	Number of shares of Common Stock beneficially owned is reported as of March 9, 2007. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of Common Stock.

(2)	Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company.

(3)	According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares.

(4)	Includes 253,021 shares held by the Myers Foundation for which Mary Myers may be deemed beneficial owner.

(5)	Includes 15,519 shares of Common Stock held by Mr. Myers’ spouse and 60,727 shares held by his son, for which Mr. Myers disclaims beneficial ownership and 253,021 shares held by the Myers Foundation for which he may be deemed beneficial owner. Also includes 497,801 shares held by MSM and Associates Limited Partnership. Mr. Myers is a trustee of the partnership and as such may be deemed the beneficial owner of such shares. He disclaims beneficial ownership in such shares to the extent he does not hold a pecuniary interest.

(6)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the 1992 Stock Option Plan and Amended and Restated 1999 Incentive Stock Plan.

(7)	The amounts shown represent the total shares of Common Stock owned by such individuals, together with shares which are issuable under currently exercisable stock options: Mr. Brown, 7,862; Mr. Hay, 6,350; Mr. Johnston, 7,862; Mr. Kissel, 7,862; Mr. Myers, 3,200; Mr. Orr, 12,640; Mr. Osborne, 7,862; Mr. Outcalt, 6,350; and Mr. Merril, 6,000.

(8)	Includes 20,000 shares for Mr. Orr and 6,000 shares for Mr. Merril which are subject to restricted stock awards that are subject to forfeiture provisions.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires Myers’ directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers with copies of all such forms they file. These reports can be viewed at the our website at www.myersind.com/section16reports.html, or at the SEC’s website at www.sec.gov. Myers understands from the information provided to it by the Section 16 Filers for 2006 that they have adhered to all filing requirements applicable to the Section 16 Filers.

Shareholder Proposal for Inclusion in Proxy Statement.  Any proposals to be considered for inclusion in the proxy statement to be provided to shareholders of Myers for its next Annual Meeting to be held in April 2008 may be made only by a qualified shareholder and must be received by Myers no later than November 15, 2007.

The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at our 2008 Annual Meeting of Shareholders which is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give us notice in accordance with the requirements set forth in the Exchange Act no later than February 1, 2008, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at our Annual Meeting in 2008.

The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.

No Incorporation by Reference.  The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Cost of Proxy Solicitation.  The accompanying proxy is solicited by and on behalf of the Board of Directors of Myers, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Copy of the Form 10-K.  We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersind.com and at the SEC’s website at www.sec.gov.

Notice Regarding Delivery of Security Holder Documents.  The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of Common Stock held through such brokerage firms. If your family has multiple accounts holding shares of Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROXY

MYERS INDUSTRIES, INC.	SOLICITED BY THE BOARD OF DIRECTORS

DONALD A. MERRIL, GAREE L. DANISKA, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all Common Stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Annual Meeting of Shareholders of said Company to be held on April 27, 2007, and any adjournment(s) thereof with respect to the following matters:

1.	To elect the following nine Directors:

Keith A. Brown, Vincent C. Byrd, Richard P. Johnston, Edward W. Kissel,
Stephen E. Myers, John C. Orr, Richard L. Osborne, Jon H. Outcalt and Robert A. Stefanko

☐	For All Nominees	☐	Withhold Authority
☐	For All Except: _ _

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007.

☐ For          ☐ Against          ☐ Abstain

(Continued and to be signed on reverse side)

(Continued from other side)

3.	Such other business as may properly may come before the meeting or any adjournments thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged.

THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED AND FOR THE APPROVAL OF ITEM 2 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

Please sign exactly as indicated, date, and return promptly in the enclosed envelope.

DATED:	, 2007